Exhibit 99.1

NEWS RELEASE	CONTACT: Ann Werner
FOR IMMEDIATE RELEASE	(715) 839-2053

Important Safety Notice –

Voluntary Recall of Indoor Electric Smokers Model No. 0601304 and Model No. 0601405

Eau Claire, Wisconsin (February 17, 2021) – As a trusted name in home appliances for more than 115 years, National Presto Industries, Inc. (NYSE: NPK) (“Presto”) puts consumer safety first. Today, in partnership with the U.S. Consumer Product Safety Commission (CPSC), Presto voluntarily recalled all Presto® indoor electric smokers (Model No. 0601304 and Model No. 0601405).

Presto had received reports of smokers tripping circuit breakers and GFCI outlets. After examining the smokers, Presto determined that the heating element/wiring on each unit was defective, posing a potential shock hazard to consumers. There had been no reports of injury or property damage, but out of an abundance of caution, the Company decided to recall all units from the marketplace.

The Company has advised consumers who have a Presto® indoor electric smoker to immediately stop using the unit and to visit Presto’s website at www.gopresto.com/recall for details on how to return the product to receive a refund. Those consumers who do not have access to the internet may call 1-833-909-1524 instead.

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.